UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF THE

SECURITIES EXCHANGE ACT OF 1934

A.T. CROSS COMPANY

(Exact Name of Registrant as Specified in Its Charter)
Rhode Island	05-0126220
(State of Incorporation or Organization)	(IRS Employer Identification No.)

One Albion Road Lincoln, Rhode Island	02865
(Address of Principal Executive Offices)	(Zip Code)

Securities to be registered pursuant to Section 12 (b) of the Act:
Title of each class to be so registered	Name of each exchange on which each is to be registered
Class A Common Stock ($1.00 Par Value)	NASDAQ Stock Market LLC

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box.  ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box.  ☐

Securities Act registration statement file number to which this form relates:  Not Applicable

Securities to be registered pursuant to Section 12(g) of the Act: None

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 1. Description of Registrant's Securities to be Registered.

Our Articles of Incorporation authorize the issuance of 40,000,000 shares of Class A common stock, $1.00 par value per share. As of the date of this Registration Statement on Form 8-A, there are 14,139,554 shares of Class A common stock issued and outstanding. Holders of Class A common stock have the right to elect one-third of the number of directors from time to time fixed by the holders of Class A and Class B common stock voting together as a single class. Holders of Class B common stock have the right to elect the remaining directors. Class A and Class B common stock vote together as a single class to reserve shares to be issued pursuant to options granted with respect to the acquisition of assets or shares of another company under certain circumstances. In addition, holders of Class A and Class B common stock vote together as a single class:

  For the reservation in the future of shares to be issued pursuant to options granted or to be granted to directors, officers or employees; and
  With respect to the acquisition of assets or shares of any other company if:
    An officer, director or holder of ten percent or more of either Class A or Class B common stock has an interest in the transaction;
    The transaction would, in the reasonable judgment of the Board of Directors, presently or potentially increase by nineteen and one-half percent or more the aggregate of the Class A or Class B common stock outstanding immediately prior to such transaction; or
    The transaction would involve the issuance of any Class A or Class B common stock and in the reasonable judgment of the Board of Directors the value of the consideration furnished by the Company is nineteen and one-half percent or more of the aggregate market value of all Class A and Class B common stock outstanding immediately prior to such transaction.

If the consummation of any transaction described above would, with respect to either the Class A common stock or the Class B common stock, result in a change in the designations, preferences, limitations or relative rights of the shares of such class or have certain other effects as specified in the Company's articles, the holders of Class A and Class B common stock vote as separate classes on such transaction. Except as stated above or otherwise required by law or applicable stock exchange listing standards, all voting power is vested in the holders of Class B common stock so long as any shares of Class B common stock are outstanding.

The holders of Class A common stock are entitled to receive dividends when, as and if declared by the board of directors out of funds legally available therefore. In the event of our liquidation, dissolution, or winding up, the holders of Class A common stock are entitled to share ratably in all assets remaining available for distribution to them after payment of liabilities and after provision has been made for each class of stock, if any, having preference over the Class A common stock. The holders of Class A Common Stock do not have preemptive rights.

Item 2. Exhibits.

In accordance with the Instructions to Exhibits of Form 8-A, no exhibits are required to be filed because no other securities of the Company are registered on The NASDAQ Stock Market LLC, and the securities registered hereby are not to be registered pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.
Dated: September 15, 2008	A.T. CROSS COMPANY

By: TINA C. BENIK Tina C. Benik
Vice President, Legal and Human Resources Corporate Secretary